Exhibit 5(a)

September 4, 2020

Lamar Media Corp.

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Lamar Media Corp., a Delaware corporation (the “Company”), and certain subsidiaries of the Company listed as Additional Registrants in the Registration Statement (the “Subsidiary Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange (i) up to $600,000,000 aggregate principal amount of the Company’s 3 3/4% Senior Notes due 2028, which have been registered under the Securities Act (the “2028 Exchange Notes”), for up to $600,000,000 aggregate principal amount of the Company’s outstanding 3 3/4% Senior Notes due 2028, which have not been so registered (the “2028 Original Notes”, and together with the 2028 Exchange Notes, the “2028 Notes”), (ii) up to $400,000,000 aggregate principal amount of the Company’s 4 7/8% Senior Notes due 2029, which have been registered under the Securities Act (the “2029 Exchange Notes”), for up to $400,000,000 aggregate principal amount of the Company’s outstanding 4 7/8% Senior Notes due 2029, which have not been so registered (the “2029 Original Notes”, and together with the 2029 Exchange Notes, the “2029 Notes”) and (iii) up to $550,000,000 aggregate principal amount of the Company’s 4% Senior Notes due 2030, which have been registered under the Securities Act (the “2030 Exchange Notes, and together with the 2028 Exchange Notes and the 2029 Exchange Notes, the “Exchange Notes”), for up to $550,000,000 aggregate principal amount of the Company’s outstanding 4% Senior Notes due 2030, which have not been so registered (the “2030 Original Notes”, and together with the 2030 Exchange Notes, the “2030 Notes”). The 2028 Original Notes, the 2029 Original Notes and the 2030 Original Notes shall be referred to herein as the “Original Notes”. The Original Notes have been, and the Exchange Notes will be, issued by the Company and guaranteed (the “Guarantees”) by the Subsidiary Guarantors under (i) in the case of the 2028 Notes, an indenture dated as of February 6, 2020, (ii) in the case of the 2029 Notes, an indenture dated as of May 13, 2020 and (iii) in the case of the 2030 Notes, and indenture dated as of February 6, 2020, in each case, between the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The Exchange Notes are to be offered and exchanged in the manner described in the Registration Statement (the “Exchange Offer”).

Lamar Media Corp.

September 4, 2020

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and exchange of the Exchange Notes. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. In addition, we have relied upon the opinion of Kean Miller LLP with respect to certain matters relating to the due incorporation and valid existence of the Subsidiary Guarantors, the corporate power and authority of the Subsidiary Guarantors to execute, deliver and perform the Guarantees, and the due execution and delivery by the Subsidiary Guarantors of the Guarantees. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of New York, the Delaware General Corporation Law (including the applicable provisions, if any, of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that:

1.

The Exchange Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the Exchange Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the Original Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute binding obligations of the Company.

2.

The Guarantees, when the Exchange Notes are issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, will constitute binding obligations of each Subsidiary Guarantor.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed

Lamar Media Corp.

September 4, 2020

and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP